Exhibit 99.3

CAREER EDUCATION CORPORATION ANNOUNCES STRATEGY TO FOCUS RESOURCES ON ITS

UNIVERSITY GROUP

All Career Colleges to be Taught Out or Divested; Excluding Restructuring Charges, Impact Expected to be

Accretive to 2015 Results

Schaumburg, Ill. (May 6, 2015) – Career Education Corporation (NASDAQ: CECO) announced today that it has made the strategic decision to focus its resources and attention on its universities – Colorado Technical University (CTU) and American InterContinental University (AIU) – where the company has significant opportunities to continue to provide quality higher education to the adult student market.

In conjunction with this announcement, the company is teaching out its Sanford-Brown institutions and pursuing strategies to divest or teach-out the remaining institutions within the Career Colleges group. As part of the process to focus its resources on the University Group, the company also announced that it will align its corporate overhead to support a more streamlined and focused operation, and to make the University Group more efficient and effective in serving its students.

“We believe in the strength of the academic programs at our Career Colleges, but the unfortunate reality is that a more difficult higher education marketplace and challenging regulatory environment have handicapped our ability to turn these institutions around quickly and operate these programs effectively long-term. Declining student enrollment and financial losses at our Career College campuses, combined with the ‘Gainful Employment’ regulations issued last year factored into our decision,” said Ron McCray, Chairman and Interim CEO. “In making this decision, we have chosen a path of gradual discontinuation, or teach-outs, rather than closing schools immediately. We are committed to both the academic and personal success of the students enrolled in our programs. Teach-outs minimize potential negative impacts on faculty, students and staff members.”

Teach outs will begin immediately at the 14 Sanford-Brown College and Institute campuses, as well as Sanford-Brown online. These gradual discontinuations of operations – which can take 18 months or more, depending on the lengths of programs offered at a particular campus – afford students a reasonable opportunity to complete their programs of study.

Additionally, the company has already begun efforts to sell Briarcliffe College, Brooks Institute and Missouri College. The company has a signed definitive agreement to sell Brooks Institute, which is pending accreditor and regulatory approval. Discussions with interested parties continue for Briarcliffe College and Missouri College. Institutions that are not sold will be taught-out.

As previously announced, the company reached an agreement with Columbia College Chicago to provide an ongoing educational pathway for students at Harrington College of Design in Chicago. The agreement, pending accreditor and regulatory approval, affords certain Harrington students the opportunity to complete their programs of study at Columbia, while others will continue their education with Harrington but at designated classroom and office space provided by Columbia College Chicago.

Also previously announced, the Le Cordon Bleu Colleges of Culinary Arts in North America continue to be marketed for sale. Career Education is engaged in discussions with numerous interested parties and the process remains ongoing.

As part of these changes, Lysa Clemens, Senior Vice President and Chief Career Schools Officer, today becomes Senior Vice President, Transitional Operations and Chief Transformation Officer, overseeing the teaching-out of campuses and right-sizing of centralized support operations. As Career Education has successfully accomplished in previous campus teach-outs, the company intends to serve students well, while managing costs through the gradual process of closing.

The Company expects to record approximately $40 million to $50 million of restructuring charges related to these teach-out and divestiture initiatives. These estimated charges are based on several assumptions, including timing of campus teach-outs, sales of campuses and implementation of support services realignment, and are subject to change. These costs primarily relate to severance charges (approximately $20 million - $25 million) and costs associated with exiting lease obligations (approximately $20 million - $25 million) and will result in future cash expenditures through 2018 for severance related charges and through 2023 for lease obligations at certain campuses which have lease terms ranging beyond their anticipated teach-out completion date. The severance and related charges will primarily be recorded during the second quarter of 2015 and the lease charges will be recorded at the time each facility is vacated. The majority of the teach-outs are expected to be complete by 2017 and any remaining teach-outs are expected to be complete by 2018. Excluding restructuring charges, these initiatives are expected to be accretive to 2015 earnings. Specific timing and impacts of these actions on Career Education’s cash balance are currently being approximated, but the company does not anticipate any impact on its ability to maintain compliance with its Credit Agreement.

“The future direction and core offering of Career Education will be driven by degree-oriented, higher education offered through our regionally accredited universities, where we maintain a core competitive advantage in terms of their academic platforms, brand awareness and intellipath™ adaptive learning technology. We will continue to invest in academic technologies, new program development and building relationships with employers needing qualified employees. We will emerge as a stronger company, with a competitive margin profile, a strong balance sheet, and a leadership position in private sector higher education,” McCray said.

CONFERENCE CALL INFORMATION

Career Education Corporation will host a conference call on Wednesday, May 6, 2015 at 5 p.m. Eastern time to discuss its first quarter results and answer questions from the institutional investment community. Interested parties can access the live webcast of the conference call and the related presentation materials at www.careered.com in the Investor Relations section of the website. Participants can also listen to the conference call by dialing 800-580-9478 (domestic) or 630-691-2769 (international) and citing code 39490822. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at www.careered.com in the Investor Relations section of the website. A replay of the call will also be available for seven days by calling 888-843-7419 (domestic) or 630-652-3042 (international) and citing code 39490822.

ABOUT CAREER EDUCATION CORPORATION

Career Education’s academic institutions offer a high-quality education to a diverse student population in a variety of disciplines through online, on-ground and hybrid learning programs. Our two universities – American InterContinental University (“AIU”) and Colorado Technical University (“CTU”) – provide degree programs through the master’s or doctoral level as well as associate and bachelor’s levels. Both universities predominantly serve students online with career-focused degree programs that meet the educational demands of today’s busy adults. AIU and CTU continue to show innovation in higher education, advancing new personalized learning technologies like their intellipath™ adaptive learning platform that allow students to more efficiently move toward earning a degree by receiving course credit for knowledge they can already demonstrate. Career Education is committed to providing high-quality education that closes the gap between learners who seek to advance their careers and employers needing a qualified workforce.

A listing of individual campus locations and web links to Career Education’s institutions can be found at www.careered.com.

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements identified by words such as “expect,” “believe,” “will,” “anticipate,” “intend,” “continued” and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on information currently available to us and are subject to various assumptions, risks, uncertainties and other factors that could cause our results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, we undertake no obligation to update or revise such factors or any of the forward-looking statements contained herein to reflect future events, developments or changed circumstances, or for any other reason. These risks and uncertainties, the outcomes of which could materially and adversely affect our financial condition and operations, include, but are not limited to, the following: declines in enrollment; negative trends in the real estate market which could impact the costs related to teaching out campuses and the success of our initiatives to reduce our real estate obligations; the success of our initiatives to divest our remaining Career College institutions and culinary arts campuses; rulemaking by the U.S. Department of Education or any state and increased focus by Congress, the President and governmental agencies on for-profit education institutions; our continued compliance with and eligibility to participate in Title IV Programs under the Higher Education Act of 1965, as amended, and the regulations thereunder (including the gainful employment and financial responsibility standards prescribed by the U.S. Department of Education), as well as national and regional accreditation standards and state regulatory requirements; the impact of management changes; our ability to successfully defend litigation and other claims brought against us; and changes in the overall U.S. or global economy. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and its subsequent filings with the Securities and Exchange Commission.

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CONTACT

Investors:

Alpha IR Group

Sam Gibbons or Chris Hodges

(312) 445-2870

CECO@alpha-ir.com

or

Media:

Career Education Corporation

Mark Spencer

Director, Corporate Communications

(847) 585-3802

Source: Career Education Corporation